Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FIRST QUARTER FINANCIAL RESULTS

▪	Revenue of $7.4 Billion Decreased 0.1% Reported; Increased 6.8% Organic

▪	GAAP Diluted EPS of $0.79; Non-GAAP Diluted EPS of $1.17

▪	Company Updates FY19 Revenue and EPS Guidance

DUBLIN - August 21, 2018 - Medtronic plc (NYSE: MDT) today announced financial results for its first quarter of fiscal year 2019, which ended July 27, 2018.

The company reported first quarter worldwide revenue of $7.384 billion, a decrease of 0.1 percent as reported, or an increase of 6.8 percent on an organic basis, which adjusts for the divestiture of its Patient Care, Deep Vein Thrombosis (Compression), and Nutritional Insufficiency businesses to Cardinal Health that occurred in the second quarter of fiscal year 2018, and a $78 million positive impact from foreign currency. As reported, first quarter GAAP net income and diluted earnings per share (EPS) were $1.075 billion and $0.79, respectively. As detailed in the financial schedules included through the link at the end of this release, first quarter non-GAAP net income and diluted EPS were $1.601 billion and $1.17, respectively, both increases of 4 percent. Adjusting for the divestiture and a positive 5 cent impact from foreign currency, first quarter non-GAAP diluted EPS increased 9 percent.

First quarter U.S. revenue of $3.864 billion represented 52 percent of company revenue and decreased 4.4 percent as reported, while it increased 6.4 percent on a comparable basis, which adjusts for the divestiture. Non-U.S. developed market revenue of $2.406 billion represented 33 percent of company revenue and increased 4.0 percent as reported and 5.5 percent on a comparable, constant currency basis. Emerging market revenue of $1.114 billion represented 15 percent of company revenue and increased 7.6 percent as reported and 11.2 percent on a comparable, constant currency basis.

“We are executing against our plan, growing our markets and driving share gains across multiple businesses and geographies,” said Omar Ishrak, Medtronic chairman and chief executive officer. “Our execution is not only on the top line, but also down the P&L, as we delivered margin expansion through our Enterprise Excellence program while increasing our investment in R&D.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic, Peripheral & Venous (APV) divisions. CVG worldwide first quarter revenue of $2.811 billion increased 6.2 percent, or 5.0 percent on a constant currency basis. CVG revenue performance was driven by strong, low-double digit growth in CSH, mid-single digit growth in APV, and low-single digit growth in CRHF, all on a constant currency basis.

▪
CRHF first quarter revenue of $1.426 billion increased 2.6 percent, or 1.4 percent on a constant currency basis. Arrhythmia Management grew in the low-single digits on a constant currency basis, driven by high-teens constant currency growth in AF Solutions and the high-thirties constant currency growth of TYRX® in Infection Control. Results were also driven by mid-single digit growth in Pacing, led by the adoption of the Micra® Transcatheter Pacing System and the Azure® wireless pacemaker.

▪
CSH first quarter revenue of $917 million increased 12.2 percent, or 10.9 percent on a constant currency basis, led by high-teens constant currency growth in transcatheter aortic valves on the global strength of the CoreValve® Evolut® PRO. Coronary grew in the high-single digits on a constant currency basis, driven by double digit constant currency growth of drug-eluting stents and guide catheters.

▪
APV first quarter revenue of $468 million increased 6.6 percent, or 5.2 percent on a constant currency basis, led by mid-teens constant currency growth in endoVenous on strong demand for the VenaSeal™ closure system. Peripheral Vascular grew in the mid-single digits on a constant currency basis, driven by strong PTA balloon growth globally and drug-coated balloon growth in international markets. Aortic grew in the low-single digits on a constant currency basis, driven by growth in thoracic stent grafts.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. MITG worldwide first quarter revenue of $2.052 billion decreased 17.5 percent as reported, or increased 4.9 percent on a comparable, constant currency basis. MITG revenue performance included mid-single digit growth in SI and low-single digit growth in RGR, both on a comparable, constant currency basis.

▪
SI first quarter revenue of $1.397 billion increased 5.8 percent on a comparable, constant currency basis, driven by low-double digit constant currency growth in Advanced Energy on the strength of the LigaSure™ vessel sealing instruments with innovative nano-coating. Advanced Stapling grew in the mid-single digits, driven by strong demand for Tri-Staple™ 2.0 endo stapling specialty reloads and the Signia™ powered stapler.

▪
RGR first quarter revenue of $655 million increased 2.9 percent on a comparable, constant currency basis. GI grew in the mid-single digits on a comparable, constant currency basis. Respiratory and Patient Monitoring grew in the low-single digits on a comparable, constant currency basis, with high-single digit constant currency growth in capnography and ventilation.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Spine, Brain Therapies, Specialty Therapies, and Pain Therapies divisions. RTG worldwide first quarter revenue of $1.949 billion increased 7.7 percent, or 6.8 percent on a constant currency basis. Group results were driven by mid-teens growth in Brain Therapies and Pain Therapies, with low-single digit growth in Specialty Therapies and flat results in Spine, all on a constant currency basis.

▪
Spine first quarter revenue of $652 million increased 0.5 percent, or decreased 0.3 percent on a constant currency basis. When combined with the company’s sales of enabling technology used in spine surgeries, which is recognized in the Brain Therapies division, global Spine revenue increased in the mid-single digits on a constant currency basis, driven by the success of the company’s Surgical Synergy strategy.

▪
Brain Therapies first quarter revenue of $599 million increased 14.8 percent, or 13.6 percent on a constant currency basis, driven by high-teens constant currency growth in Neurovascular and Neurosurgery. Neurovascular had strong growth in stents, flow diversion, and access products. Neurosurgery growth was led by strong capital equipment sales of the O-arm®2 surgical imaging system, StealthStation® S8 surgical navigation system, Mazor X™ robotic guidance system, and Visualase® MRI-guided laser ablation system.

▪	Specialty Therapies first quarter revenue of $384 million increased 4.1 percent, or 3.3 percent on a constant currency basis. Results were led by mid-single digit constant currency growth in ENT.

▪
Pain Therapies first quarter revenue of $314 million increased 16.7 percent, or 15.6 percent on a constant currency basis. The division had strong, low-twenties growth in Pain Stimulation on the strength of the recently launched Intellis™ platform for spinal cord stimulation, as well as low-double digit growth in Targeted Drug Delivery and high-single digit growth in Interventional Pain, all on a constant currency basis.

Diabetes Group
The Diabetes Group is now organized into the Advanced Insulin Management (AIM) and Emerging Technologies divisions. Diabetes Group worldwide first quarter revenue of $572 million increased 27.4 percent, or 26.3 percent on a constant currency basis. The group is experiencing strong global demand for its new sensor-augmented insulin pump systems.

▪
AIM first quarter revenue grew in the mid-twenties on a constant currency basis, driven by the ongoing U.S. launch of the MiniMed® 670G hybrid closed loop insulin pump system with the Guardian® sensor 3 continuous glucose monitor (CGM). In international markets, AIM delivered high-teens constant currency growth on the continued strength of the MiniMed® 640G system.

▪
Emerging Technologies first quarter revenue grew in the high-sixties on a constant currency basis, driven by the U.S. launch of the Guardian® Connect CGM system with Sugar.IQ™ personal diabetes assistant.

Guidance
The company today updated its fiscal year 2019 revenue growth and EPS guidance.

For fiscal year 2019, the company is increasing its organic revenue growth guidance from a range of 4.0 to 4.5 percent to a range of 4.5 to 5.0 percent. If recent exchange rates hold for the remainder of the fiscal year, the company’s fiscal year 2019 revenue would be negatively affected by approximately $420 million to $520 million.

For fiscal year 2019, the company is increasing its implied constant currency non-GAAP diluted EPS growth forecast from a range of 8 to 9 percent to a range of 9 to 10 percent. At recent rates, foreign exchange is expected to be neutral to fiscal year 2019 EPS versus a 5 cent benefit prior. As such, despite the increased constant currency EPS growth outlook, the company is maintaining its diluted non-GAAP EPS guidance in the range of $5.10 to $5.15.

“We are excited about the growth opportunities in our end markets, and we are bullish about our competitive position,” said Ishrak. “Our pipeline of innovation, invention, and disruption has never been stronger. We are also putting the pieces in place to improve free cash flow conversion, creating additional capital that can be returned to shareholders and reinvested to drive future growth, all with a goal of creating long-term shareholder value.”

Webcast Information
Medtronic will host a webcast today, August 21, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on our Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Financial Schedules
To view the first quarter financial schedules and non-GAAP reconciliations, click here. To view the first quarter earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 86,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedules accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including adjusted net income and adjusted diluted EPS, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing, decreasing or remaining flat are in comparison to the first quarter of fiscal year 2018.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking revenue growth projections exclude the impact of foreign currency fluctuations. Forward-looking non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Mazor X is a trademark of Mazor Robotics.

-end-

View FY19 First Quarter Financial Schedules & Non-GAAP Reconciliations
View FY19 First Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE
(Unaudited)

	FIRST QUARTER
	REPORTED				COMPARABLE CONSTANT CURRENCY
(in millions)	FY19	FY18	Growth	Currency Impact (2)	Revised(3) FY18	Growth
Cardiac & Vascular Group	$2,811	$2,646	6%	$34	$2,646	5%
Cardiac Rhythm & Heart Failure	1,426	1,390	3	17	1,390	1
Coronary & Structural Heart	917	817	12	11	817	11
Aortic, Peripheral & Venous	468	439	7	6	439	5
Minimally Invasive Therapies Group(1)	2,052	2,486	(17)	22	1,936	5
Surgical Innovations	1,397	—	—	15	1,306	6
Respiratory, Gastrointestinal, & Renal	655	—	—	7	630	3
Restorative Therapies Group	1,949	1,809	8	17	1,809	7
Spine	652	649	—	5	649	—
Brain Therapies	599	522	15	6	522	14
Specialty Therapies	384	369	4	3	369	3
Pain Therapies	314	269	17	3	269	16
Diabetes Group	572	449	27	5	449	26
TOTAL	$7,384	$7,390	—%	$78	$6,840	7%

(1) In the second quarter of fiscal year 2018, the Company realigned its divisions within the Minimally Invasive Therapies Group, which included a movement of revenue from certain product lines within Surgical Innovations to Respiratory Gastrointestinal & Renal. As a result, first quarter fiscal year 2018 results have been recast to adjust for this realignment.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) Revised revenue excludes revenue related to the divested Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses for the first quarter of fiscal year 2018.

MEDTRONIC PLC
U.S.(1) REVENUE
(Unaudited)

	FIRST QUARTER
	REPORTED			COMPARABLE
(in millions)	FY19	FY18	Growth	Revised(3) FY18	Growth
Cardiac & Vascular Group	$1,389	$1,333	4%	$1,333	4%
Cardiac Rhythm & Heart Failure	764	765	—	765	—
Coronary & Structural Heart	362	316	15	316	15
Aortic, Peripheral & Venous	263	252	4	252	4

Minimally Invasive Therapies Group(2)	857	1,245	(31)	835	3
Surgical Innovations	556	—	—	531	5
Respiratory, Gastrointestinal, & Renal	301	—	—	304	(1)

Restorative Therapies Group	1,294	1,221	6	1,221	6
Spine	444	454	(2)	454	(2)
Brain Therapies	336	294	14	294	14
Specialty Therapies	285	280	2	280	2
Pain Therapies	229	193	19	193	19

Diabetes Group	324	243	33	243	33
TOTAL	$3,864	$4,042	(4)%	$3,632	6%

(1) U.S. includes the United States and U.S. territories.
(2) In the second quarter of fiscal year 2018, the Company realigned its divisions within the Minimally Invasive Therapies Group, which included a movement of revenue from certain product lines within Surgical Innovations to Respiratory Gastrointestinal & Renal. As a result, first quarter fiscal year 2018 results have been recast to adjust for this realignment.
(3) Revised revenue excludes revenue related to the divested Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses for the first quarter of fiscal year 2018.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC(1)
(Unaudited)

	FIRST QUARTER
	REPORTED				COMPARABLE CONSTANT CURRENCY
(in millions)	FY19	FY18	Growth	Currency Impact(2)	Revised(3) FY18	Growth
U.S.	$1,389	$1,333	4%	$—	$1,333	4%
Non-U.S. Developed	947	887	7	35	887	3
Emerging Markets	475	426	12	(1)	426	12
Cardiac & Vascular Group	2,811	2,646	6	34	2,646	5

U.S.	857	1,245	(31)	—	835	3
Non-U.S. Developed	828	865	(4)	27	754	6
Emerging Markets	367	376	(2)	(5)	347	7
Minimally Invasive Therapies Group	2,052	2,486	(17)	22	1,936	5

U.S.	1,294	1,221	6	—	1,221	6
Non-U.S. Developed	428	394	9	14	394	5
Emerging Markets	227	194	17	3	194	15
Restorative Therapies Group	1,949	1,809	8	17	1,809	7

U.S.	324	243	33	—	243	33
Non-U.S. Developed	203	167	22	7	167	17
Emerging Markets	45	39	15	(2)	39	21
Diabetes Group	572	449	27	5	449	26

U.S.	3,864	4,042	(4)	—	3,632	6
Non-U.S. Developed	2,406	2,313	4	83	2,202	5
Emerging Markets	1,114	1,035	8	(5)	1,006	11
TOTAL	$7,384	$7,390	—%	$78	$6,840	7%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) Revised revenue excludes revenue related to the divested Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses for the first quarter of fiscal year 2018.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 27, 2018	July 28, 2017
Net sales	$7,384	$7,390
Costs and expenses:
Cost of products sold	2,204	2,352
Research and development expense	585	549
Selling, general, and administrative expense	2,597	2,580
Amortization of intangible assets	446	454
Restructuring charges, net	62	8
Certain litigation charges	103	—
Other operating expense, net	151	65
Operating profit	1,236	1,382
Other non-operating income, net	(186)	(99)
Interest expense	242	286
Income before income taxes	1,180	1,195
Income tax provision	103	186
Net income	1,077	1,009
Net (income) loss attributable to noncontrolling interests	(2)	7
Net income attributable to Medtronic	$1,075	$1,016
Basic earnings per share	$0.79	$0.75
Diluted earnings per share	$0.79	$0.74
Basic weighted average shares outstanding	1,352.7	1,361.9
Diluted weighted average shares outstanding	1,365.4	1,375.6
Cash dividends declared per ordinary share	$0.50	$0.46

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 27, 2018
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,384	$2,204	70.2%	$1,236	16.7%	$1,180	$1,075	$0.79	8.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(15)	0.2	113	1.5	113	97	0.07	14.2
Acquisition-related items	—	(2)	—	36	0.5	36	29	0.02	19.4
Certain litigation charges	—	—	—	103	1.4	103	91	0.07	11.7
(Gain)/loss on minority investments (3)	—	—	—	—	—	(110)	(103)	(0.08)	6.4
Exit of business (4)	—	—	—	80	1.1	80	62	0.05	22.5
Amortization of intangible assets	—	—	—	446	6.1	446	379	0.28	15.0
Certain tax adjustments, net (5)	—	—	—	—	—	—	(29)	(0.02)	—
Non-GAAP	$7,384	$2,187	70.4%	$2,014	27.3%	$1,848	$1,601	$1.17	13.3%
Currency impact	(78)	27	(0.7)	(76)	(0.8)			(0.05)
Currency Adjusted	$7,306	$2,214	69.7%	$1,938	26.5%			$1.12

	Three months ended July 28, 2017
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,390	$2,352	68.2%	$1,382	18.7%	$1,195	$1,016	$0.74	15.6%
Non-GAAP Adjustments:
Restructuring charges, net	—	(5)	0.1	14	0.2	14	12	0.01	14.3
Acquisition-related items	—	(9)	0.1	53	0.7	53	39	0.03	26.4
Divestiture-related items (6)	—	—	—	48	0.6	48	40	0.03	16.7
Amortization of intangible assets	—	—	—	454	6.2	454	374	0.27	17.6
Certain tax adjustment (7)	—	—	—	—	—	—	60	0.04	—
Non-GAAP	$7,390	$2,338	68.4%	$1,951	26.4%	$1,764	$1,541	$1.12	13.0%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(3)
Effective in fiscal year 2019, we exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

(4)	The net charge relates to the exit of a business and is primarily comprised of intangible asset impairments.

(5)	The net charge relates to the impact of U.S. tax reform.

(6)	The transaction expenses incurred in connection with the divestiture of our Patient Care, Deep Vein Thrombosis, and Nutritional Insufficiency businesses.

(7)
The net benefit in certain tax adjustments relates to the resolution of various tax positions from prior years and other certain tax charges recorded in connection with the redemption of an intercompany minority interest.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 27, 2018
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense, net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$7,384	$2,597	35.2%	$585	7.9%	$151	2.0%	$(186)
Non-GAAP Adjustments:
Restructuring and associated costs (1)	—	(36)	(0.5)	—	—	—	—	—
Acquisition-related items	—	(23)	(0.3)	—	—	(11)	(0.1)	—
(Gain)/loss on minority investments (2)	—	—	—	—	—	—	—	110
Exit of business (3)	—	—	—	—	—	(80)	(1.1)	—
Non-GAAP	$7,384	$2,538	34.4	$585	7.9	$60	0.8	$(76)
Currency impact	(78)	(13)	0.2	(3)	0.1	(13)	(0.2)	—
Currency Adjusted	$7,306	$2,525	34.6%	$582	8.0%	$47	0.6%	$(76)
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.

(2)
Effective in fiscal year 2019, we exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

(3)	The net charge relates to the exit of a business and is primarily comprised of intangible asset impairments.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended	Fiscal year	Fiscal year
(in millions)	July 27, 2018	2018	2017
Net cash provided by operating activities	$1,702	$4,684	$6,880
Additions to property, plant, and equipment	(291)	(1,068)	(1,254)
Free Cash Flow (1)	$1,411	$3,616	$5,626
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	July 27, 2018	April 27, 2018
ASSETS

Current assets:
Cash and cash equivalents	$4,380	$3,669
Investments	6,624	7,558
Accounts receivable, less allowances of $184 and $193, respectively	5,674	5,987
Inventories, net	3,681	3,579
Other current assets	2,101	2,187
Total current assets	22,460	22,980

Property, plant, and equipment	10,336	10,259
Accumulated depreciation	(5,812)	(5,655)
Property, plant, and equipment, net	4,524	4,604
Goodwill	38,955	39,543
Other intangible assets, net	21,270	21,723
Tax assets	1,413	1,465
Other assets	1,099	1,078
Total assets	$89,721	$91,393

LIABILITIES AND EQUITY

Current liabilities:
Current debt obligations	$1,545	$2,058
Accounts payable	1,789	1,628
Accrued compensation	1,371	1,988
Accrued income taxes	784	979
Other accrued expenses	3,623	3,431
Total current liabilities	9,112	10,084

Long-term debt	23,678	23,699
Accrued compensation and retirement benefits	1,412	1,425
Accrued income taxes	3,042	3,051
Deferred tax liabilities	1,347	1,423
Other liabilities	801	889
Total liabilities	39,392	40,571

Commitments and contingencies
Shareholders’ equity:

Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,351,728,548 and 1,354,218,154 shares issued and outstanding, respectively	—	—
Additional paid-in capital	27,817	28,127
Retained earnings	24,730	24,379
Accumulated other comprehensive loss	(2,323)	(1,786)
Total shareholders’ equity	50,224	50,720
Noncontrolling interests	105	102
Total equity	50,329	50,822
Total liabilities and equity	$89,721	$91,393

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 27, 2018	July 28, 2017
Operating Activities:
Net income	$1,077	$1,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	666	636
Provision for doubtful accounts	15	10
Deferred income taxes	3	58
Stock-based compensation	64	92
Other, net	3	(5)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	138	(88)
Inventories, net	(180)	(164)
Accounts payable and accrued liabilities	85	(392)
Other operating assets and liabilities	(169)	(419)
Net cash provided by operating activities	1,702	737
Investing Activities:
Acquisitions, net of cash acquired	(104)	—
Additions to property, plant, and equipment	(291)	(278)
Purchases of investments	(982)	(615)
Sales and maturities of investments	2,020	971
Other investing activities, net	—	5
Net cash provided by investing activities	643	83
Financing Activities:
Change in current debt obligations, net	(505)	569
Issuance of long-term debt	—	18
Payments on long-term debt	(12)	(8)
Dividends to shareholders	(677)	(625)
Issuance of ordinary shares	450	143
Repurchase of ordinary shares	(824)	(1,233)
Other financing activities	(5)	(5)
Net cash used in financing activities	(1,573)	(1,141)
Effect of exchange rate changes on cash and cash equivalents	(61)	45
Net change in cash and cash equivalents	711	(276)
Cash and cash equivalents at beginning of period	3,669	4,967
Cash and cash equivalents at end of period	$4,380	$4,691
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$348	$417
Interest	55	68